                                                                    EXHIBIT 99.1

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                        DATE:    AUGUST 4, 2004


                               INVESTOR RELATIONS:    DOUGLAS W. BUSK
                                                      TREASURER
                                                      (248) 353-2700 EXT. 432
                                                      IR@CREDITACCEPTANCE.COM

                                    NASDAQ SYMBOL:    CACC


                          CREDIT ACCEPTANCE ANNOUNCES:
                             - 2ND QUARTER EARNINGS

Southfield, Michigan -- August 4, 2004 -- Credit Acceptance Corporation (NASDAQ:
CACC) Credit Acceptance Corporation (the "Company") announced consolidated net income for the three months ended June 30, 2004 of $12,606,000 or $0.30 per diluted share compared to $1,008,000 or $0.02 per diluted share for the same period in 2003. For the six months ended June 30, 2004, consolidated net income was $14,136,000 or $0.34 per diluted share compared to $9,601,000 or $0.23 per diluted share for the same period in 2003.

The increase in consolidated net income for the three months ended June 30, 2004 compared to the same period in 2003 was primarily due to: (i) the United Kingdom impairment expenses recognized during the second quarter of 2003, (ii) an increase in the size of the loan portfolio due to an increase in loan originations, (iii) an increase in the average annualized yield on the loan portfolio due to a decrease in the percentage of non-accrual loans to total loans, and (iv) a decrease in operating expenses as a percentage of revenue due to increased operational efficiencies. Partially offsetting these items was a decrease in ancillary product income due to the Company's change in policy during the first quarter of 2004 for recognizing income on third-party vehicle service contracts sold.

The increase in consolidated net income for the six months ended June 30, 2004 compared to the same period in 2003 was primarily due to: (i) the United Kingdom impairment expenses recognized during the second quarter of 2003, (ii) an increase in the size of the loan portfolio due an increase in loan originations, and (iii) a decrease in operating expenses as a percentage of revenue due to increased operational efficiencies. Partially offsetting these items were: (i) an increase in the provision for credit losses due to the Company's change in estimate during the first quarter of 2004 for recording losses on its loan portfolio and the Company's revised methodology during the first quarter of 2004 for calculating finance charge income and the related provision for earned but unpaid servicing fees and (ii) a decrease in ancillary product income due to the Company's change in policy during the first quarter of 2004 for recognizing income on third-party vehicle service contracts sold.

Excluding the impact of certain items, consolidated adjusted net income for the three and six months ended June 30, 2004 was $13,047,000 or $0.32 per diluted share and $24,048,000 or $0.58 per diluted share, respectively, compared to $7,933,000 or $0.19 per diluted share and $15,441,000 or $0.36 per diluted share for the same periods in 2003.

The increase in consolidated adjusted net income for the three months ended June 30, 2004 compared to the same period in 2003 was primarily due to: (i) an increase in the size of the loan portfolio due an increase in loan originations,
(ii) an increase in the average annualized yield on the loan portfolio due to a decrease in the percentage of non-accrual loans to total loans, and (iii) a decrease in operating expenses as a percentage of revenue due to increased operational efficiencies. The increase in consolidated adjusted net income for the six months ended June 30, 2004 compared to the same period in 2003 is primarily due to: (i) an increase in the size of the loan portfolio due to an increase in loan originations, (ii) a decrease in operating expenses as a percentage of revenue due to increased operational efficiencies, and (iii) a decrease in the provision for credit losses inherent in the loan portfolio due to a favorable trend in loss estimates during 2004.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

The Company's reported net income includes certain items set forth in the table below that the Company believes should be excluded or adjusted in measuring the performance of the business when comparing current period results with the same period in the prior year. Management believes this information is important because it allows shareholders to better compare results between periods and make more informed assumptions about future results. In addition, the Company uses adjusted net income for performance purposes in determining bonus compensation paid under the Company's incentive compensation plans. The following table reconciles reported net income to adjusted net income for the three and six months ended June 30, 2004 and 2003:



                                                                      THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                                    ------------------------------  -----------------------------
(Dollars in thousands, except per share data)                           2004            2003            2004           2003
                                                                    --------------  --------------  -------------- --------------

Reported net income                                                 $       12,606  $        1,008  $       14,136 $        9,601
Inclusion of dealer holdback in estimate of losses on the loan
portfolio (1)                                                                    -               -           6,110              -
Revised methodology for recognizing finance charges (1)                          -               -           2,282              -
Foreign exchange gain due to forward contracts (2)                            (590)              -            (688)             -
United Kingdom impairment expenses (3)                                           -           7,238               -          7,238
Interest income from Internal Revenue Service (3)                                -               -               -           (400)
                                                                    --------------  --------------  -------------- --------------
  Net income excluding certain items                                $       12,016  $        8,246  $       21,840 $       16,439
Change in vehicle service contract revenue if new policy had been
retroactively applied (4)                                                    1,031            (313)          2,208           (998)
                                                                    --------------  --------------  -------------- --------------
  Adjusted net income                                               $       13,047  $        7,933  $       24,048 $       15,441
                                                                    ==============  ==============  ============== ==============
Diluted weighted average shares outstanding                             41,413,308      42,868,265      41,790,255     42,629,844
Adjusted net income per diluted share                               $         0.32  $         0.19  $         0.58 $         0.36
                                                                    ==============  ==============  ============== ==============



     (1) These items represent changes in estimates or changes in methodology that impact the current year. While these changes impacted the accounting for finance charges and the allowance for credit losses during the first quarter of 2004, the timing of cash flows generated from loan collections has not changed. Refer to Note 2 of the Consolidated Financial Statements included in the Company's Form 10-Q for further information.
     (2) This item represents a current year gain which is offset by a reduction in shareholders' equity due to the decline in value of foreign currency denominated assets.
     (3) The Company expects items of this type to be infrequent.
     (4) This adjustment allows the reader to compare the current year to the prior year assuming a consistent accounting treatment of vehicle service contract revenue. While the accounting treatment of vehicle service contract revenue changed as a result of facts arising in the first quarter of 2004, the timing of cash flows generated from vehicle service contract revenue has not materially changed under the agreements entered into during the first quarter. Refer to Note 2 of the Consolidated Financial Statements included in the Company's Form 10-Q for further information.



SEGMENT INFORMATION

(Dollars in thousands,                         THREE MONTHS ENDED JUNE 30,                        SIX MONTHS ENDED JUNE 30,
                                   -------------------------------------------------- ---------------------------------------------
except per share data)                   2004              2003        % Change             2004              2003       % Change
                                   -----------------  --------------- --------------- -----------------  --------------- ----------
REPORTED NET INCOME (LOSS)
United States                      $          12,341  $         8,703         41.8 %  $          13,444  $        16,181     (16.9)%
United Kingdom                                   186           (7,594)       102.4                  412           (6,288)    106.6
Automobile Leasing                               233             (153)       252.3                  537             (468)    214.7
Other                                           (154)              52       (396.2)                (257)             176    (246.0)
                                   -----------------  --------------- ------------    -----------------  --------------- ---------
  Consolidated                     $          12,606  $         1,008      1,150.6 %  $          14,136  $         9,601      47.2 %
                                   =================  =============== ============    =================  =============== =========

REPORTED NET INCOME (LOSS)
 PER DILUTED SHARE
United States                      $            0.29  $          0.20         45.0 %  $            0.33  $          0.39     (15.4)%
United Kingdom                                     -            (0.18)       100.0                 0.01            (0.15)    106.7
Automobile Leasing                              0.01                -          0.0                 0.01            (0.01)    200.0
Other                                              -                -          0.0                (0.01)               -       0.0
                                   -----------------  --------------- ------------    -----------------  --------------- ---------
  Consolidated                     $            0.30  $          0.02      1,400.0 %  $            0.34  $          0.23      47.8 %
                                   =================  =============== ============    =================  =============== =========




LOAN ORIGINATIONS IN THE UNITED STATES


(Dollars in thousands)                           THREE MONTHS ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                           --------------------------------------------  -------------------------------------------
                                               2004           2003         % CHANGE          2004           2003         % CHANGE
                                           -------------- -------------- --------------  -------------  -------------  -------------

Loan originations                            $   215,103      $ 184,079        16.9 %       $ 514,399      $ 398,359        29.1 %
Number of loans originated                        17,268         14,736        17.2            41,109         32,942        24.8
Number of active dealer-partners (1)                 899            677        32.8               958            721        32.9
Loans per active dealer-partner                     19.2           21.8       (11.8)             42.9           45.7        (6.1)
Average loan size                            $      12.5      $    12.5           -         $    12.5      $    12.1         3.5


 (1) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

LOAN PORTFOLIO PERFORMANCE IN THE UNITED STATES

The following table compares the Company's forecast of collection rates for loans originated by year as of June 30, 2004 with the forecast as of December 31, 2003:


     Loan
 Origination           June 30, 2004              December 31, 2003
     Year         Forecasted Collection %      Forecasted Collection %        Variance
---------------  ---------------------------  ---------------------------    -----------
     1992                  81.6%                        81.5%                      0.1%
     1993                  75.8%                        75.7%                      0.1%
     1994                  61.9%                        61.8%                      0.1%
     1995                  55.1%                        55.2%                     -0.1%
     1996                  55.2%                        55.3%                     -0.1%
     1997                  58.1%                        58.1%                      0.0%
     1998                  67.2%                        67.2%                      0.0%
     1999                  71.5%                        71.5%                      0.0%
     2000                  71.7%                        71.7%                      0.0%
     2001                  66.7%                        67.0%                     -0.3%
     2002                  68.9%                        69.4%                     -0.5%
     2003                  73.2%                        72.8%                      0.4%


The Company made no material changes in credit policy or pricing in the second quarter of 2004, other than routine changes designed to maintain current profitability levels.

The following summarizes the amount of estimated future loan payment inflows and dealer holdback outflows:



            (IN THOUSANDS)                               ESTIMATE AS OF
                                                         JUNE 30, 2004
                                                       -----------------

            Loan payments                                  $     827,532
            Dealer holdback payments                             213,453
                                                       -----------------
            Net cash flow                                  $     614,079
                                                       =================

These estimated cash flows will occur over time. The estimated present value of these net cash flows is $494.3 million utilizing a discount rate of 30%, comparable with the rate used to calculate the Company's allowance for credit losses under accounting principles generally accepted in the United States
(GAAP).

The estimated present value of future cash flows from loans, less the related dealer holdback liability, is approximately $40.3 million higher than the adjusted net investment in loans on our balance sheet calculated as follows:


                                                                                                AS OF JUNE 30, 2004
                                                                                              -----------------------
          Consolidated loans receivable, net                                                         $    939,748
          Consolidated dealer holdbacks                                                                   475,415
                                                                                              -----------------------
          Net investment in loans before adjustments                                                      464,333
          Less: portion related to United Kingdom and Canada                                              (17,167)
          Plus: repossessed assets and other                                                                6,795
                                                                                              -----------------------
          Adjusted net investment in loans                                                                453,961

          Estimated present value of future cash flows from loans receivable, less
          estimated dealer holdback payments                                                              494,282
                                                                                              -----------------------
          Excess of estimated present value of future cash flows over recorded net
          investment (pretax)                                                                       $      40,321
                                                                                              =======================

There are two primary reasons why the Company's recorded net investment in loans receivable is less than the present value of future cash flows. First, under GAAP, while the Company records an allowance for credit losses for any dealer-partner loan pool that exceeds the present value of future cash flows, the Company does not "write-up" loan pools carried at less than the present value of future cash flows. Second, under GAAP, the Company records recoveries as they are received. Recoveries consist of collections on previously charged off receivables. The present value of future recoveries is included in the estimated cash flow numbers above, but is not yet reflected in the Company's reported GAAP results.

The Company cautions that the above disclosure is based upon a forecast. While the Company believes its forecast is based on reasonable assumptions, there can be no assurance that the Company's forecast will be accurate. While the table above presents the difference between the recorded net investment and the estimated present value of future cash flows as a single number, a wide range of actual results is possible. Given the large dollar amount of the estimated present value of future cash flows, a modest percentage change in our forecast would likely result in a large change in the reported variance between our recorded net investment and the estimated present value of future cash flows.

ADJUSTED RETURN ON CAPITAL



(Dollars in thousands)                        THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                      ----------------------------------    --------------------------
                                           2004               2003             2004          2003
                                      ----------------   ---------------    ------------  ------------
Average debt                          $        164,338   $       101,821    $    145,580  $    101,147

Average shareholders' equity                   314,255           336,740         321,425       332,798
                                      ----------------   ---------------    ------------  ------------
Average capital                       $        478,593   $       438,561    $    467,005  $    433,945
                                      ================   ===============    ============  ============

Adjusted return on capital is equal to adjusted net operating profit after-tax (adjusted net income plus interest expense after-tax) divided by average capital as follows:

(Dollars in thousands)                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                  JUNE 30,                            JUNE 30,
                                     -----------------------------------    -----------------------------
                                          2004               2003               2004            2003
                                     ----------------   ----------------    --------------  -------------
Adjusted net income                  $         13,047   $          7,933    $      24,048   $      15,441

Interest expense after-tax                      1,542                911             3,232          1,948
                                     ----------------   ----------------    --------------  -------------
Adjusted net operating profit
 after-tax                                     14,589              8,844            27,280         17,389
                                     ================   ================    ==============  =============
Average capital                      $        478,593   $        438,561    $      467,005  $     433,945
                                     ================   ================    ==============  =============
Adjusted return on capital                      12.2%               8.1%             11.7%           8.0%



ADJUSTED ECONOMIC PROFIT

         The Company defines adjusted economic profit as adjusted net operating profit after-tax less an imputed cost of equity. Adjusted economic profit measures how efficiently the Company utilizes its total capital, both debt and equity. To consider the cost of both debt and equity, the Company's calculation of adjusted economic profit deducts from adjusted net income a cost of equity equal to 10% of average equity, which approximates the S&P 500's rate of return since 1965. Management uses economic profit to assess the Company's performance as well as to make capital allocation decisions. Management believes this information is important to shareholders because it allows shareholders to compare the returns earned by the Company investing capital in its core business with the return they could expect if the Company returned capital to shareholders and they invested in other securities.

         The following table presents the calculation of the Company's adjusted economic profit (loss) for the periods indicated (dollars in thousands, except per share data):


                                                             FOR THE THREE MONTHS ENDED           FOR THE SIX MONTHS ENDED
                                                                       JUNE 30,                            JUNE 30,
                                                         ----------------------------------   -----------------------------------
                                                              2004               2003              2004               2003
                                                         ----------------   ---------------   ----------------  -----------------
ADJUSTED ECONOMIC PROFIT
Adjusted net income (1)                                  $         13,047   $         7,933   $         24,048  $          15,441
Imputed cost of equity at 10% (2)                                  (7,856)           (8,419)           (16,071)           (16,640)
                                                         ----------------   ---------------   ----------------  -----------------
   Total adjusted economic profit (loss)                 $          5,191   $          (486)  $          7,977  $          (1,199)
                                                         ================   ===============   ================  =================

Diluted weighted average shares outstanding                    41,413,308        42,868,265         41,790,255         42,629,844
Adjusted economic profit (loss) per share (3)            $           0.13   $         (0.01)              0.19              (0.03)




     (1) Adjusted net income from the Reconciliation of Reported Net Income to Adjusted Net Income.
     (2) Cost of equity is equal to 10% (on an annual basis) of average shareholders' equity, which was $314,255,000 and $321,425,000 for the three months and six months ended June 30, 2004, respectively, and $336,740,000 and $332,798,000 for the same periods in 2003.
     (3) Adjusted economic profit (loss) per share equals the adjusted economic profit (loss) divided by the diluted weighted average number of shares outstanding.

Refer to the Company's Form 10-Q, which will be filed today with the Securities and Exchange Commission, and will appear on the Company's website at www.creditacceptance.com for a complete discussion of the results of operations and financial data for the three and six months ended June 30, 2004.

NEW POLICY FOR CORPORATE INFORMATION REQUESTS

The Company announced a new policy for handling requests for corporate information, including questions by security analysts and investors. Effective immediately, all requests must be submitted in writing. Requests can be mailed to: Credit Acceptance, Attention: Investor Relations, 25505 West Twelve Mile Road, Suite 3000, Southfield, MI 48034, or sent by email to ir@creditacceptance.com.

Written responses will be posted on the investor relations section of our corporate website at www.creditacceptance.com and furnished to the Securities and Exchange Commission on Form 8-K.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,
     - increased competition from traditional financing sources and from non-traditional lenders,
     -   the unavailability of funding at competitive rates of interest,
     - the Company's potential inability to continue to obtain third party financing on favorable terms,
     - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,
     -   adverse changes in applicable laws and regulations,
     -   adverse changes in economic conditions,
     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,
     - the Company's potential inability to maintain or increase the volume of automobile loans,
     - an increase in the amount or severity of litigation against the Company,
     -   the loss of key management personnel,
     -   the effect of terrorist attacks and potential attacks, and
     - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

                          CREDIT ACCEPTANCE CORPORATION

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)


(Dollars in thousands, except per share data)                      THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
                                                           ---------------------------------  --------------------------------
                                                                2004             2003              2004             2003
                                                           ---------------  ----------------  ---------------  ---------------
REVENUE:
 Finance charges                                           $        33,731  $         26,431  $        60,964  $        50,687
 Ancillary product income                                            2,459             4,233            5,326            9,966
 Lease revenue                                                         405             1,784            1,052            4,120
 Other income                                                        4,694             3,598            9,468            8,258
                                                           ---------------  ----------------  ---------------  ---------------
   Total revenue                                                    41,289            36,046           76,810           73,031
                                                           ---------------  ----------------  ---------------  ---------------
COSTS AND EXPENSES:
 Salaries and wages                                                  8,963             8,687           17,759           17,204
 General and administrative                                          5,214             5,272           10,968           10,812
 Provision for credit losses                                         2,187             2,863           14,734            7,051
 Sales and marketing                                                 2,474             2,483            5,017            4,660
 Interest                                                            2,373             1,401            4,973            2,997
 Stock-based compensation expense                                      864             1,428            1,431            1,803
 United Kingdom asset impairment                                         -            10,493                -           10,493
 Other expense                                                         324             1,376              781            3,023
                                                           ---------------  ----------------  ---------------  ---------------
   Total costs and expenses                                         22,399            34,003           55,663           58,043
                                                           ---------------  ----------------  ---------------  ---------------
Operating income                                                    18,890             2,043           21,147           14,988
 Foreign exchange gain                                                 906                14            1,057               29
                                                           ---------------  ----------------  ---------------  ---------------
Income before provision for income taxes                            19,796             2,057           22,204           15,017
 Provision for income taxes                                          7,190             1,049            8,068            5,416
                                                           ---------------  ----------------  ---------------  ---------------
Net income                                                 $        12,606  $          1,008  $        14,136  $         9,601
                                                           ===============  ================  ===============  ===============
Net income per common share:
 Basic                                                     $          0.32  $           0.02  $          0.36  $          0.23
                                                           ===============  ================  ===============  ===============
 Diluted                                                   $          0.30  $           0.02  $          0.34  $          0.23
                                                           ===============  ================  ===============  ===============
Weighted average shares outstanding:
 Basic                                                          39,240,321        42,321,170       39,516,011       42,317,443
 Diluted                                                        41,413,308        42,868,265       41,790,255       42,629,844


                          CREDIT ACCEPTANCE CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



  (Dollars in thousands, except per share data)                                                         AS OF
                                                                                   ------------------------------------------------
                                                                                        JUNE 30, 2004          DECEMBER 31, 2003
                                                                                   -----------------------   ----------------------
                                     ASSETS:
  Cash and cash equivalents                                                              $          28,364         $         36,044

  Loans receivable                                                                                 976,315                  875,417
  Allowance for credit losses                                                                      (36,567)                 (17,615)
                                                                                         -----------------         ----------------
     Loans receivable, net                                                                         939,748                  857,802
                                                                                         -----------------         ----------------

  Notes, lines of credit and floorplan receivables, net (including $1,617 and $1,583
     from affiliates as of June 30, 2004 and December 31, 2003, respectively)                        6,073                    6,562
  Investment in operating leases, net                                                                1,888                    4,447
  Property and equipment, net                                                                       19,177                   18,503
  Income taxes receivable                                                                            7,458                    5,795
  Other assets                                                                                      14,646                   14,627
                                                                                         -----------------         ----------------
     Total Assets                                                                        $       1,017,354         $        943,780
                                                                                         =================         ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
  Lines of credit                                                                        $          30,600         $              -
  Secured financing                                                                                130,428                  100,000
  Mortgage note and capital lease obligations                                                       10,254                    6,467
  Accounts payable and accrued liabilities                                                          36,481                   33,117
  Dealer holdbacks, net                                                                            475,415                  423,861
  Deferred income taxes, net                                                                        13,820                   24,529
                                                                                         -----------------         ----------------
     Total Liabilities                                                                             696,998                  587,974
                                                                                         -----------------         ----------------

SHAREHOLDERS' EQUITY:
  Preferred stock, $ .01 par value, 1,000,000 shares authorized, none issued                             -                        -
  Common stock, $ .01 par value, 80,000,000 shares authorized, 39,244,203 and
    42,128,087 shares issued and outstanding as of June 30, 2004 and
    December 31, 2003, respectively                                                                    392                      421
  Paid-in capital                                                                                   76,394                  125,078
  Retained earnings                                                                                241,175                  227,039
  Accumulated other comprehensive income - cumulative translation adjustment                         2,395                    3,268
                                                                                         -----------------         ----------------
    Total Shareholders' Equity                                                                     320,356                  355,806
                                                                                         -----------------         ----------------
    Total Liabilities and Shareholders' Equity                                           $       1,017,354         $        943,780
                                                                                         =================         ================